                                                                                                               Exhibit 4.1

  CYBEROPTICS CORPORATION

AMENDED NON-EMPLOYEE DIRECTOR STOCK PLAN

1.         Purpose of Plan

This plan shall be known as the “CyberOptics Corporation Amended Non-Employee Director Stock Plan” (the “Plan”). The purpose of the Plan is to promote the interests of CyberOptics Corporation, a Minnesota corporation (the “Company”), by enhancing its ability to attract and retain the services of non-employee directors without cash outlay and by encouraging the accumulation of shares of the common stock, no par value (the “Common Stock”), of the Company by such non-employee directors in order to align the interests of such directors with the Company’s shareholders and incentivize the directors to put forth maximum efforts for the success of the Company’s business.

2.         Stock Subject to Plan

The stock to be subject to the Plan shall be authorized but unissued shares of Common Stock.  Subject to adjustment as provided in Section 5, the maximum number of shares authorized for issuance under this Plan shall be 100,000 shares.

3.         Stock Grants

Each director who is not otherwise an employee of the Company or any subsidiary of the Company (an “Eligible Director”) shall automatically receive, on the date (the “Award Date”) of each annual meeting of shareholders of the Company at which such Eligible Director is elected to serve on the Board of Directors (beginning with the 2017 Annual Meeting of Shareholders), a grant of 2,000 shares of Common Stock.  The 2,000 shares (the “Shares”) of Common Stock received by each Eligible Director on each Award Date shall be subject to the vesting restrictions set forth in Section 4, and the award of the Shares shall be governed by the Non-Employee Director Restricted Stock Award Agreement attached as Appendix A hereto.

4.         Vesting; Forfeiture.

Except as otherwise provided herein, the Shares shall vest in accordance with the following schedule:

On Each of the Dates Below	Number of Shares Vested
The Date Three Months after the Award Date	500
The Date Six Months After the Award Date	500
The Date Nine Months after the Award Date	500
The Date that is the Earlier of (a) the Date 12 Months after the Award Date or (b) the Date of the Company’s Annual Meeting of Shareholders Held Approximately One Year after the Award Date	500

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If an Eligible Director ceases to be a director of the Company prior to vesting of the Shares pursuant to this Section 4, all of such Eligible Director’s rights to all of the unvested Shares shall be immediately and irrevocably forfeited, except that (i) if the Eligible Director ceases to be a director by reason of Disability (as defined below) prior to the vesting of any or all Shares under this Section 4 or (ii) if the Eligible Director ceases to be a director of the Company by reason of death prior to the vesting of any or all Shares under this Section 4, all Shares shall vest as of the date of termination of the Eligible Director’s service on the Board of Directors.  For purposes of this Agreement, “Disability” has the meaning given to such term in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.  Upon forfeiture, an Eligible Director will no longer have any rights relating to the unvested Shares, including the right to vote the Shares and the right to receive dividends declared on the Shares.

5.          No Transfer or Assignment

The Shares awarded to an Eligible Director shall not be assignable or transferable until such Shares become vested in accordance with Section 4, other than by will or the laws of descent and distribution.

6.         Dilution or Other Adjustments

If there shall be any change in the Common Stock through merger, consolidation, reorganization, recapitalization, stock dividend (of whatever amount), stock split or other change in the corporate structure, appropriate proportionate adjustments in the shares of Common Stock to be issued under the Plan shall be made.  In the event of any such changes, adjustments shall include, where appropriate, changes in the aggregate number of shares subject to the Plan, and the number of shares subject to stock awards granted annually under the Plan.

7.          Termination and Amendment of Plan

The Plan may be terminated by the Board of Directors at any time.  The Plan may not be amended without shareholder approval.

8.         Effective Date and Termination of Plan

The Plan shall be effective on the date of approval of the amendments to the Plan by shareholders at the 2017 Annual Meeting of Shareholders.  Unless the Plan shall have been terminated as provided in Section 7, the Plan shall terminate on the 10th anniversary of the date of the 2016 Annual Meeting at which the Plan in its original form was approved by the Company’s shareholders.

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Appendix A

CYBEROPTICS CORPORATION

NON-EMPLOYEE DIRECTOR RESTRICTED STOCK AWARD AGREEMENT

            This NON-EMPLOYEE DIRECTOR RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) is made this [—] day of [—],[—] (the “Award Date”), by and between CyberOptics Corporation, a Minnesota corporation (the “Company”), and [—], a nonemployee director of the Company (“Director”).

1.                   Award.  The Company hereby grants to Director a restricted stock award of 2,000 shares (the “Shares”) of Common Stock, no par value (“Common Stock”), of the Company according to the terms and conditions set forth herein and in the CyberOptics Corporation Amended Non-Employee Director Stock Plan (the “Plan”).  The Shares are being awarded under Section 3 of the Plan.  With respect to the Shares, Director shall be entitled at all times on and after the date of issuance of the Shares to exercise the rights of a holder of Common Stock, including the right to vote the Shares and the right to receive dividends on the Shares.

2.                   Vesting.  Except as otherwise provided in Section 4, the Shares shall vest in accordance with the following schedule:

On Each of the Dates Below	Number of Shares Vested
The Date Three Months after the Award Date	500
The Date Six Months After the Award Date	500
The Date Nine Months after the Award Date	500
The Date that is the Earlier of (a) the Date 12 Months after the Award Date or (b) the Date of the Company’s Annual Meeting of Shareholders Held Approximately One Year after the Award Date	500

3.                   Restrictions on Transfer.  Until the Shares vest pursuant to Section 2 or Section 4, none of the Shares may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance shall be void and unenforceable against the Company.  No attempt to transfer the Shares, whether voluntary or involuntary, by operation of law or otherwise, shall vest the purported transferee with any interest or right in or with respect to the Shares.

4.                   Forfeiture; Early Vesting.  If Director ceases to be a director of the Company prior to vesting of the Shares pursuant to Section 2, all of Director’s rights to all of the unvested Shares shall be immediately and irrevocably forfeited, except that (i) if Director ceases to be a director by reason of Disability (as defined below) prior to the vesting of Shares under Section 2 or (ii) if Director ceases to be a director by reason of death prior to the vesting of Shares under Section 2, all Shares granted hereunder shall vest as of such date of termination of Director’s service on the Board of Directors.  For purposes of this Agreement, “Disability” has the meaning given to such term in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.  Upon forfeiture, Director will no longer have any rights relating to the unvested Shares, including the right to vote the Shares and the right to receive dividends declared on the Shares.

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5.                   Distributions and Adjustments.

       (a)                If any Shares vest subsequent to any change in the number of character of the Common Stock (through any stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, or otherwise), Director shall receive upon such vesting the number and type of securities or other consideration which Director would have received if such Shares had vested prior to the event changing the number or character of the outstanding Common Stock.

       (b)                Any additional shares of Common Stock, any other securities of the Company and any other property (except for regular cash dividends or other cash distributions) distributed with respect to the Shares prior to the date or dates the Shares vest shall be subject to the same restrictions, terms and conditions as the Shares to which they relate, and shall be promptly deposited with the Secretary of the Company or the stock transfer agent or brokerage service selected by the Secretary.

6.                   Miscellaneous.

       (a)                Issuance of Shares.  The Company shall cause to be effective as of the Award Date the Shares to be issued in the name of Director, either by book-entry registration or issuance of a stock certificate or certificates evidencing the Shares, which certificate or certificates shall be held by the Secretary of the Company or the stock transfer agent or brokerage service selected by the Secretary of the Company to provide such services for the Plan.  The Shares shall be restricted from transfer and shall be subject to an appropriate stop-transfer order.  If any certificate is used, the certificate shall bear an appropriate legend referring to the restrictions applicable to the Shares.  Director hereby agrees to the retention by the Company of the Shares and, if a stock certificate is used, agrees to execute and deliver to the Company a blank stock power with respect to the Shares as a condition to the receipt of the award of the Shares.  After any Shares vest pursuant to Section 2 or Section 4, the Company shall promptly cause to be issued a certificate or certificates, registered in the name of Director or in the name of Director’s legal representatives, beneficiaries or heirs, as the case may be, evidencing such vested whole Shares, and shall cause such certificate or certificates to be delivered to Director or Director’s legal representatives, beneficiaries or heirs, as the case may be, free of the legend or the stop-transfer order referenced above.

       (b)                Plan Provisions Control.  In the event that any provision of the Agreement conflicts with or is inconsistent in any respect with the terms of the Plan, the terms of the Plan shall control.

       (c)                No Right to Continued Board Membership.  The award of the Shares shall not be construed as giving Director the right to continue as a director of the Company.  Nothing in the Agreement shall confer on any person any legal or equitable right against the Company, directly or indirectly, or give rise to any cause of action at law or in equity against the Company.  By participating in the Plan, Director shall be deemed to have accepted all the conditions of the Plan and the Agreement.

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      (d)               Governing Law.  The validity, construction and effect of the Plan and the Agreement shall be determined in accordance with the internal laws, and not the law of conflicts, of the State of Minnesota.

       (e)                Severability.  If any provision of the Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Agreement under any applicable law, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without materially altering the purpose or intent of the Plan or the Agreement, such provision shall be stricken from the Agreement, and the remainder of the Agreement shall remain in full force and effect.

      (f)                 No Trust or Fund Created.  Neither the Plan nor the Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and Director or any other person.

      (g)                Headings.  Headings are given to the Sections and subsections of the Agreement solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Agreement or any provision thereof.

IN WITNESS WHEREOF, the Company and Director have executed this Non-Employee Director Restricted Stock Award Agreement on the date set forth in the first paragraph.

CYBEROPTICS CORPORATION

By:
Name:
Title:

[Name of Director]

Name: